Exhibit 10.33

AMENDMENT NO. 1 TO

SEPARATION AGREEMENT AND GENERAL RELEASE

This Amendment No. 1 (this “Amendment”) to the Separation Agreement and General Release documents an agreement by and between Daou Systems, Inc., a Delaware corporation (the “Company”), and Neil R. Cassidy (“Executive”) that became effective March 31, 2003.

WHEREAS, the Company and Executive have entered into that certain Separation Agreement and General Release (the “Separation Agreement and General Release”) by and between the Company and Executive dated December 31, 2002; and

WHEREAS, the Company determined that it is in the best interest of the Company, and the Executive has agreed, to extend the date that Executive will resign his position as the Chief Financial Officer of the Company; and

WHEREAS, on March 31, 2003, the Company and the Executive agreed to amend the Separation Agreement and Release in the manner set forth in this Amendment; and

WHEREAS, the members of the Company’s Board of Directors, and the Compensation Committee of the Company’s Board of Directors, have heretofore approved the execution and delivery of this Amendment;

NOW THEREFORE, the parties hereto, in consideration of the promises and mutual covenants and agreements contained herein, and other good and valuable consideration, voluntarily and knowingly, and intending to be legally bound hereby, covenant and agree as follows:

1. Date of Resignation. Recital A of the Separation Agreement and General Release shall be amended and restated in its entirety to read as follows:

“Cassidy will resign his position as Chief Financial Officer of the Company effective June 30. 2003 (the “Separation Date”). As of the Separation Date, Cassidy’s rights and obligations as an employee will cease, except as set forth in this Agreement.”

2. Bonus Payment. Section 1.2 of the Separation Agreement and General Release is hereby amended by deleting the language “After execution of this Agreement,” and by inserting in place of that language “After the Separation Date,”. In addition to the Severance Payment specified in Section 1.2 of the Separation Agreement and General Release, Cassidy shall receive a bonus payment in the amount of $25,000 to be paid on June 15, 2003.

3. Section 1.5 of the Separation Agreement and General Release shall be amended and restated in its entirety to read as follows:

“Stock Options and Restricted Share. On the Separation Date, all unexercised stock options previously granted to Cassidy which have not vested as of the Separation Date and which are set forth on Exhibit A, will not expire but shall continue in effect and shall expire on the date set forth in the related stock option agreement; and any unvested stock options among the Options granted to Cassidy on May 17, 2002 immediately will vest and become exercisable on the Separation Date. Executive purchased 150,000 restricted shares of Executive’s common stock, par value $.001 per share (the “Shares”) in accordance with the terms of the Restricted Stock Agreement (the “Purchase Agreement”). Upon execution of this Agreement, Cassidy shall acquire a vested interest in and the Company’s Right of Repurchase shall lapse with respect to all of the Shares. In all other respects, the Purchase Agreement remains in full force and effect.”

4. Successors and Assigns. Executive and the Company understand and agree that this Agreement shall bind and benefit their heirs, employees, parent corporation, subsidiaries, affiliates, controlled corporations, sister corporations, agents, representatives, predecessors, successors, and assigns. The Company’s successors shall include (without limitation) any person, corporation or other entity who or which enters into a Corporate Transaction with the Company (hereinafter “Company Successor”). For purposes of this Agreement, a “Corporate Transaction” is defined to mean a transaction in which any person, corporation or other entity acquires, directly or indirectly, all or substantially all of the stock, business or assets of the Company, whether by way of merger, consolidation, sale, transfer or otherwise.

5. Entire Agreement. This Amendment and the Separation Agreement and General Release set forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that Executive has with the Company or any subsidiary, or any predecessor company.

6. No Other Changes. Upon signing, this Amendment is incorporated into the Separation Agreement and General Release by reference herein, and, except as expressly modified hereby, all other terms of the Separation Agreement and General Release remain the same unless agreed to in writing.

7. Severability. In the event that any provision or portion of this Amendment or the Separation Agreement and General Release shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Amendment and the Separation Agreement and General Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Amendment or the Separation Agreement and General Release to the extent necessary to the intended preservation of such rights and obligations.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment on and as of the date set forth below.

DAOU SYSTEMS, INC.

/s/ DANIEL J. MALCOLM	Date	June 25, 2003
Daniel J. Malcolm, Chief Executive Officer

EXECUTIVE

/s/ NEIL R. CASSIDY	Date	June 25, 2003
Neil R. Cassidy

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